EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121539, Form S-8 No. 333-112365, Form S-8 No. 333-72444 and Form S-8 No. 333-42904) pertaining to the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan, the California Pizza Kitchen, Inc. Employee Stock Purchase Plan, 1998 Stock-Based Incentive Compensation Plan and 1990 Employee Stock Option Plan of California Pizza Kitchen, Inc. of our reports dated March 19, 2010 included in the 2009 Annual Report on Form 10-K of California Pizza Kitchen, Inc. and incorporated by reference in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

Los Angeles, California

May 3, 2010